Exhibit 99.1

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NEWS RELEASE                            [GRAPHIC OMITTED: SPX CORPORATION LOGO]


Contact:  Jeremy W. Smeltser (Investors)
          704-752-4478
          E-mail:  investor@spx.com

          Tina Betlejewski (Media)
          704-752-4454
          E-mail: spx@spx.com


                SPX UPDATES OPERATING EXPECTATIONS FOR 2004

          CHARLOTTE, NC - December 17, 2004 - SPX Corporation (NYSE: SPW) today announced that updated business segment information has changed its expectations for 2004 results.

          Segment income from continuing operations is now expected to be approximately $486 million, $103 million lower than the segment income target provided on November 1, 2004, partially as a result of a change of $80 million from moving Edwards Systems Technology to discontinued operations on November 15. SPX expects the decline in operating profit together with its decision to discontinue factoring and other accounts receivable programs to reduce free cash flow from continuing operations. The impact from the factoring and other accounts receivable programs is approximately $160 million. The company now anticipates that free cash flow (cash from continuing operations less capital expenditures) will be approximately $80 million for the year, a significant reduction from the previous free cash flow target range.

          Christopher J. Kearney, President and Chief Executive Officer of SPX said, "During the first nine months of 2004, we substantially increased our investment in working capital. To better manage cash flow, we increased the activity in our accounts receivable factoring programs. As we expect the cash inflows from pending divestitures to generate significant liquidity, our leadership team has decided to halt factoring and other accounts receivable programs indefinitely. While this reduces free cash flow in the fourth quarter, we expect to receive the related customer payments in 2005. We believe this decision is in the best long-term interests of the company and its shareholders."

          In accordance with company policy, SPX conducts its annual impairment testing of goodwill and indefinite lived intangibles in the fourth quarter in connection with its annual long-range forecasting process. While the impairment testing procedures are currently underway, the company believes it is likely that an impairment of goodwill exists at its telecommunications business (Radiodetection) and its industrial tools and hydraulic unit business (Fluid Power). These impairments may result in a material non-cash charge to earnings in the fourth quarter. Until the company completes the testing procedures, which may include appraisals of assets at these businesses, it is not able to conclusively determine whether an impairment exists, or, if it does, estimate the amount or range of amounts of any such impairment charge. The total amount of goodwill recorded for these two units was $227.9 million at September 30, 2004.

          The company has provided updated segment and free cash flow target information in the Investor Relations section of its web site at www.spx.com under Webcasts and Presentations. On November 15, 2004, the company withdrew guidance.

          SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

          Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

          SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

          SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.


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                     SPX CORPORATION AND SUBSIDIARIES
                       FREE CASH FLOW RECONCILIATION
                                (UNAUDITED)
                              ($ IN MILLIONS)

                                                              December 17 Model
                                                                     2004E
                                                              -----------------

Net cash from operating activities                            $           135.0

Capital expenditures                                                      (55.0)
                                                              ------------------
Free cash flow                                                $            80.0
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